                      PINNACLE SYSTEMS, INC. AND SUBSIDIARY
     Exhibit 11.1 - Statement of Computation of Net Income (Loss) Per Share
                     (In thousands, except per share data)



                                                            Three                Nine
                                                         Months Ended         Months Ended
                                                           March 31,            March 31,
                                                      -----------------    ------------------
                                                         1997      1996        1997      1996

Weighted average shares of common stock outstanding     7,353     7,313       7,444     7,070

Weighted average common stock equivalent shares          --         581        --         655
                                                      -------    ------    --------    ------

Shares used to compute net income (loss) per share      7,353     7,894       7,444     7,725
                                                      =======    ======    ========    ======

Net income (loss) used in per share calculation       $(1,319)   $1,822    $(10,052)   $4,817
                                                      =======    ======    ========    ======

Net income (loss) per share                           $ (0.18)   $ 0.23    $  (1.35)   $ 0.62
                                                      =======    ======    ========    ======
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